EARNINGS RELEASE
SI FINANCIAL GROUP, INC. REPORTS RESULTS FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2015

Willimantic, Connecticut — October 28, 2015. SI Financial Group, Inc. (the “Company”) (NASDAQ Global Market: SIFI), the holding company of Savings Institute Bank and Trust Company (the “Bank”), reported net income of $974,000, or $0.08 diluted earnings per share, for the quarter ended September 30, 2015 versus $1.2 million, or $0.10 diluted earnings per share, for the quarter ended September 30, 2014. The Company reported net income of $2.9 million, or $0.24 diluted earnings per share, for the nine months ended September 30, 2015, compared to net income of $3.0 million, or $0.24 diluted earnings per share, for the nine months ended September 30, 2014.

Net interest income increased $197,000 to $9.9 million for the three months ended September 30, 2015 and decreased $325,000 to $29.0 million for the nine months ended September 30, 2015, respectively, as compared to the same periods in 2014. Net interest income increased for the three months ended September 30, 2015 as a result of an increase in the average balance of loans and securities outstanding. Both the three and nine months ended September 30, 2015 reflect an increase in interest expense primarily due to a higher average balance of deposits and borrowings.

The provision for loan losses increased $667,000 and $517,000 for the three and nine months ended September 30, 2015, respectively, as a result of increases in commercial loans outstanding, which carry a higher degree of risk than other loans in the portfolio, nonperforming loans, and loan charge-offs compared to the same periods in 2014. At September 30, 2015, nonperforming loans increased to $7.3 million, compared to $4.9 million at September 30, 2014, resulting from increases in nonperforming multi-family and commercial real estate loans of $1.7 million, home equity loans of $324,000, and residential mortgage loans of $254,000. Net loan charge-offs were $208,000 and $263,000 for the three and nine months ended September 30, 2015, respectively, compared to $176,000 and $492,000 for the three and nine months ended September 30, 2014, respectively.

Noninterest income increased $300,000 to $2.7 million and $13,000 to $7.7 million for the three and nine months ended September 30, 2015, respectively, versus the comparable periods in the prior year. Other noninterest income increased $367,000 and $222,000 for the three months and nine months ended September 30, 2015, respectively, compared to the same periods in 2014, primarily as a result of profit distributions from our investment in two small business investment companies. Net loss on trading securities and derivatives was $7,000 and $22,000 for the three and nine months ended September 30, 2015, respectively, compared to net gains on trading securities and derivatives of $78,000 and $69,000 for the three and nine months ended September 30, 2014, respectively, resulting from a change in the fair value of derivative instruments. Service fees decreased $63,000 and $226,000 for the three and nine months ended September 30, 2015, respectively, compared to the same periods in the prior year, as a result of a reduction in overdraft privilege fees.

Noninterest expenses increased $141,000 for the three months ended September 30, 2015 and decreased $683,000 for the nine months ended September 30, 2015, compared to the same periods in 2014. Other noninterest expenses decreased $421,000 for the nine months ended September 30, 2015. Other noninterest expenses for the first nine months of 2014 included fraudulent debit card transactions of $380,000 and prepayment penalties totaling $75,000 for the early extinguishment of certain Federal Home Loan Bank borrowings. Salaries and employee benefits increased $89,000 for the three months ended September 30, 2015 primarily as a result of equity award compensation and retirement expense compared to the three months ended September 30, 2014. Salaries and employee benefits decreased $69,000 for the nine months ended September 30, 2015 compared to the same period in 2014, as a result of a reduction in staffing levels and associated benefit costs year-over-year. Costs related to other real estate owned increased $88,000 and $141,000 for the three and nine months ended September 30, 2015, respectively, compared to the same periods in 2014. The Bank’s conversion to a state-chartered financial institution effective in December 2014 contributed to the decrease of $48,000 and $205,000 in the regulatory assessment for the three and nine months ended September 30, 2015, respectively, compared to the comparable periods in 2014. Decreased occupancy and equipment expense of $67,000 and $192,000 for the three and nine months ended September 30, 2015, respectively, versus comparable periods in 2014, is in large part a result of reconfiguring and optimizing telephone and data services. Lower noninterest expenses were partially offset by an increase of $86,000 in computer and electronic banking services for the nine months ended September 30, 2015, resulting from the implementation of an enhanced mobile banking platform.

Total assets increased $103.1 million, or 7.6%, to $1.45 billion at September 30, 2015, principally due to increases of $98.1 million in net loans receivable, $3.6 million in Federal Reserve Bank stock, and $3.1 million in available for sale securities, offset by a reduction of $2.7 million in cash and cash equivalents. The higher balance of net loans receivable reflects increases in multi-family and commercial real estate loans of $41.4 million, SBA and USDA guaranteed loans of $35.3 million, and time share loans of $12.1 million. Residential, commercial real estate and commercial business loan originations increased $28.8 million, $22.1 million, and $9.2 million, respectively, during the first nine months of 2015 compared to the same period in 2014, offset by a decrease in consumer loan originations of $3.3 million.

Total liabilities increased $106.9 million, or 9.0%, to $1.30 billion at September 30, 2015 compared to $1.19 billion at December 31, 2014. Deposits increased $32.4 million, or 3.2% which included increases in NOW and money market accounts of $34.5 million and noninterest-bearing demand deposits and certificates of deposit of $5.7 million each, offset by a decrease in savings accounts of $13.7 million. Deposit growth remained strong due to marketing and promotional initiatives and competitively-priced deposit products. The increase in borrowings of $76.2 million from $156.5 million at December 31, 2014 to $232.7 million at September 30, 2015 was used to fund increased commercial lending, including the $52.3 million purchase of SBA guaranteed loans in April 2015.

Total shareholders' equity decreased $3.8 million from $157.7 million at December 31, 2014 to $154.0 million at September 30, 2015. The decrease in shareholders' equity was attributable to the repurchase of common shares totaling $10.2 million and dividends of $1.4 million, offset by the exercise of stock options of $3.3 million and net income of $2.9 million. At September 30, 2015, the Bank’s regulatory capital exceeded the amounts required for it to be considered “well-capitalized” under applicable regulatory capital guidelines.

“Our ability to meet the needs of the markets in which we operate is reflected by our substantial loan and deposit growth. Our continued focus on loan growth and decreasing noninterest expenses, as evidenced for the first nine months of 2015 compared to the same period in the prior year, establishes a foundation to promote improved performance in future periods,” commented Rheo A. Brouillard, President and Chief Executive Officer.

SI Financial Group, Inc. is the holding company for Savings Institute Bank and Trust Company. Established in 1842, Savings Institute Bank and Trust Company is a community-oriented financial institution headquartered in Willimantic, Connecticut. Through its twenty-six branch locations, the Bank offers a full-range of financial services to individuals, businesses and municipalities within its market area.

Forward-Looking Statements
This release contains “forward-looking statements” that are based on assumptions and may describe future plans, strategies and expectations of the Company. These forward-looking statements are generally identified by the use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project” or similar expressions. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors that could have a material adverse effect on the operations of the Company and its subsidiaries include, but are not limited to, changes in market interest rates, regional and national economic conditions, legislative and regulatory changes, monetary and fiscal policies of the United States government, including policies of the United States Treasury and the Federal Reserve Board, the quality and composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Company’s market area, changes in the real estate market values in the Company’s market area and changes in relevant accounting principles and guidelines. For discussion of these and other risks that may cause actual results to differ from expectations, refer to the Company’s Annual Report on Form 10-K for the year ended December 31, 2014, including the section entitled “Risk Factors,” and subsequent Quarterly Reports on Form 10-Q filed with the SEC. These risks and uncertainties should be considered in evaluating any forward-looking statements and undue reliance should not be placed on such statements. Except as required by applicable law or regulation, the Company does not undertake, and specifically disclaims any obligation, to release publicly the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of the statements or to reflect the occurrence of anticipated or unanticipated events.

SELECTED FINANCIAL CONDITION DATA:

	September 30,	December 31,
(In Thousands / Unaudited)	2015	2014

ASSETS
Noninterest-bearing cash and due from banks	$14,011	$18,965
Interest-bearing cash and cash equivalents	22,551	20,286
Securities	192,219	183,373
Loans held for sale	165	747
Loans receivable, net	1,142,998	1,044,864
Bank-owned life insurance	21,755	21,306
Premises and equipment, net	21,669	21,711
Intangible assets	18,246	18,697
Deferred tax asset	7,676	8,048
Other real estate owned, net	1,341	1,271
Other assets	11,015	11,265
Total assets	$1,453,646	$1,350,533

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities
Deposits	$1,043,130	$1,010,713
Borrowings	232,707	156,525
Other liabilities	23,830	25,556
Total liabilities	1,299,667	1,192,794

Shareholders' equity	153,979	157,739
Total liabilities and shareholders' equity	$1,453,646	$1,350,533

SELECTED OPERATING DATA:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(In Thousands / Unaudited)	2015	2014	2015	2014

Interest and dividend income	$12,217	$11,728	$35,477	$35,482
Interest expense	2,333	2,041	6,525	6,205
Net interest income	9,884	9,687	28,952	29,277

Provision for loan losses	1,017	350	1,712	1,195
Net interest income after provision for loan losses	8,867	9,337	27,240	28,082

Noninterest income	2,746	2,446	7,693	7,680
Noninterest expenses	10,145	10,004	30,612	31,295
Income before income taxes	1,468	1,779	4,321	4,467

Income tax provision	494	579	1,421	1,447
Net income	$974	$1,200	$2,900	$3,020

SELECTED OPERATING DATA - Concluded:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(Unaudited)	2015	2014	2015	2014

Earnings per share:
Basic	$0.08	$0.10	$0.24	$0.25
Diluted	$0.08	$0.10	$0.24	$0.24

Weighted average shares outstanding:
Basic	11,793,218	12,310,368	12,036,573	12,315,829
Diluted	11,814,931	12,333,433	12,065,058	12,354,211

SELECTED FINANCIAL RATIOS:

	At or For the		At or For the
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(Dollars in Thousands, Except per Share Data / Unaudited)	2015	2014	2015	2014

Selected Performance Ratios:
Return on average assets (1)	0.27%	0.35%	0.28%	0.30%
Return on average equity (1)	2.52	3.03	2.49	2.59
Interest rate spread	2.76	2.92	2.82	2.96
Net interest margin	2.91	3.06	2.97	3.10
Efficiency ratio (2)	80.41	82.45	83.87	84.83

Asset Quality Ratios:
Allowance for loan losses			$9,246	$7,619
Allowance for loan losses as a percent of total loans (3)			0.80%	0.73%
Allowance for loan losses as a percent of nonperforming loans			127.50	155.11
Nonperforming loans			$7,252	$4,912
Nonperforming loans as a percent of total loans (3)			0.63%	0.47%
Nonperforming assets (4)			$8,593	$6,273
Nonperforming assets as a percent of total assets			0.59%	0.47%

Per Share Data:
Book value per share			$12.60	$12.21
Less: Intangible assets per share(5)			(1.49)	(1.47)
Tangible book value per share (5)			11.11	10.74
Dividends declared per share			$0.12	$0.09

(1) Ratios for the three and nine months have been annualized.
(2) Represents noninterest expenses divided by the sum of net interest and noninterest income, less any realized gains or losses on the sale of securities and other-than-temporary impairment on securities.

(3) Total loans exclude deferred fees and costs.
(4) Nonperforming assets consist of nonperforming loans and other real estate owned.
(5) Tangible book value per share equals book value per share less the effect of intangible assets, which consisted of goodwill and other intangibles of $18.2 million and $18.8 million at September 30, 2015 and 2014, respectively.

CONTACT:
Catherine Pomerleau, Executive Assistant/Investor Relations Administrator
Email: investorrelations@banksi.com
(860) 456-6514